SUBSCRIPTION AGENT AGREEMENT
August 23, 2006
American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038
Ladies and Gentlemen:
In connection with your appointment as Subscription Agent in the transaction described herein, Exide Technologies (the Company), hereby confirms its arrangements with you as follows:
1.	Rights Offering — The Company is offering (the “Rights Offering”) to the holders of shares of its Common Stock, par value $0.01 per share (“Common Stock”), as of 5:00 p.m. Eastern Daylight Time on August 23, 2006 (the “Record Date”), the right (“Rights”) to subscribe for additional shares of Common Stock. Except as set forth below, Rights shall cease to be exercisable at 5:00 p.m., Eastern Daylight Time, on September 14, 2006 or such later date of which the Company notifies you orally and confirms in writing (the “Expiration Date”). 0.85753 of a Right is being issued for each share of Common Stock held on the Record Date. One Right and payment in full of the subscription price of $3.50 (the “Subscription Price”) is required to subscribe for one share of Common Stock. Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated on or about August 28, 2006 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.	Appointment of Subscription Agent — You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents — Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:
(a)	a copy of the Prospectus;
(b)	the form of Subscription Certificate (with instructions);
(c)	form of Notice of Guaranteed Delivery;
(d)	form of Instructions for Use of Exide Subscription Rights;
(e)	form of Letter to Shareholders who are Record Holders; and
(f)	Substitute Form W-9 for use with Rights Offering.

As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of Common as of 5:00 p.m. Eastern Daylight Time on the Record Date a Subscription

Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus, such of the documents listed in (d), (e) and (f) above as is appropriate and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.	Subscription Procedure —
(a) Upon your receipt prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in below), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Date, mail to the subscriber’s registered address on the books of the Company certificates representing the securities duly subscribed for and furnish a list of all such information to the Company.
(b) Funds received by you pursuant to the Rights Offering shall be held by you in a segregated account. Upon mailing certificates representing the securities subscribed you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares sold in the Rights Offering.
5.	Defective Exercise of Rights; Lost Subscription Certificates — The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed far lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Company’s Common Stock.

6.	Late Delivery — If prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date you receive (i) payment in full of the Subscription Price for the Units being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of shares of Common Stock being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three NASDAQ Global Market (“NGM”) trading days following the date of the Notice of

Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date, provided that within three NGM trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

7.	Delivery — You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

8.	Reports — You shall notify the Company by telephone on an before the close of business an each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three NGM trading days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised an the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iv) above. At or before 5:00 p.m., Eastern Daylight Time, on the first NGM trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., Eastern Daylight Time, on the fifth NGM trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 8 as any of them shall request.

9.	Future Instructions — With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:
Barbara A. Hatcher — Executive Vice President and General Counsel
Brad S. Kalter — Deputy General Counsel and Corporate Secretary
10.	Payment of Expenses — The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $50,000 plus your reasonable out-of-pocket expenses. The Company will pay an additional fee equal to one-third of the Subscription Agent fee for each extension of the Offering, plus any out-of-pocket expenses associated with such extension.

11.	Counsel — You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel. Except with regard to the provision of paragraph 12 herein, the Company shall only be responsible for the payment of fees for Kirkland & Ellis LLP, the Company’s counsel.

12.	Indemnification — The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

13.	Notices — Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows
(a)	If to the Company, to:
Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, GA 30004
Attention: Barbara A. Hatcher, General Counsel
Telephone (678) 566-9000
Telecopy (678) 566-9229
(b)	If to you, to:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038
Attention: George Karfunkel
Telephone: (718) 921-8200
Telecopy: (718) 236-4588

Yours truly,	EXIDE TECHNOLOGIES

	By:	/s/ Barbara A. Hatcher

Name: Barbara A. Hatcher

Title: E.V.P. and General Counsel

Agreed & Accepted:
AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Isaac Freilich

Name:Isaac Freilich

Title:V.P.
Fee Schedule
Flat fee of $50,000
Plus reasonable out-of-pocket expenses.